                  MANAGEMENT EQUITY AGREEMENT, dated as of October 2, 1997, between KINETIC CONCEPTS, INC., a Texas corporation (the "Company"), and the other party signatory hereto (the "Participant").

                  WHEREAS, the Participant has agreed to exchange options (the "Old Options") to purchase shares of Common Stock of the Company ("Common Stock") under the Company's pre-existing equity based compensation plans for nonqualified stock options (the "Exchange Options" or the "Options") to purchase shares of Common Stock; and

                  WHEREAS, in connection with the foregoing, the Company's Management Equity Plan (the "Plan") will govern the terms and conditions of the Options;

                  NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

                  1. Definitions; Incorporation of Plan Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan, a copy of which is attached hereto. This Agreement and the Options shall be subject to the Plan, the terms of which are hereby incorporated herein by reference, and in the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern.

                  2. Surrender and Grant of Options. Subject to the terms and conditions contained herein and in the Plan, (i) the Participant has surrendered to the Company certain of the Old Options in exchange for an equal number of Exchange Options as specified at the foot of the signature page hereof, at the Option Prices so listed. The Options are not intended to qualify as Incentive Stock Options under Section 422 of the Code. Each such Option shall entitle the Participant to purchase, upon payment of the Option Price, one share of Common Stock. The shares of Common Stock issuable upon exercise of the Options are from time to time referred to herein as the "Option Shares". For purposes of the Plan and this Agreement, the Date of Grant shall be as specified at the foot of this Agreement. The Options shall be exercisable as hereinafter provided.

                  3. Terms and Conditions of Options. The Options evidenced hereby are subject to the following terms and conditions in addition to the terms of the Plan:

                  (a) Vesting. The Exchange Options shall be fully vested as of the Date of Grant.

                  (b) Option Period. The Exchange Options shall not be exercisable following the tenth anniversary of the date of grant of the Old Options for which such Exchange Options were exchanged (the "Old Date of Grant"), which shall be listed at the foot of this Agreement next to the relevant Option Price. The Options shall be subject to earlier termination as provided herein. Upon termination of the Participant's employment with the Company and its Subsidiaries for any reason, the Options, to the extent then vested, may be exercised in accordance with
         Section 8(a)(iv) of the Plan. The Options shall be exercisable during the Participant's lifetime only by the Participant. Upon termination of the Participant's employment with the Company and its Subsidiaries for any reason, all Options which have not theretofore vested (and which do not vest by reason of Section 8(a)(ii)(B)of the Plan) shall terminate and be canceled without any payment therefor.

                  (c) Notice of Exercise. Subject to Sections 3(d), 3(f) and 7(b) hereof, the Participant may exercise any or all of the Options (to the extent vested and not forfeited) by giving written notice to the Committee. The date of exercise of an Option shall be the later of (i) the date on which the Committee receives such written notice or (ii) the date on which the conditions provided in Sections 3(d), 3(f) and 7(b) hereof are satisfied.

                  (d) Payment. Prior to the issuance of a Legended Certificate pursuant to Section 3(g) hereof evidencing Option Shares, the Participant shall have paid to the Company the Option Price of all Option Shares purchased pursuant to exercise of such Options in cash or, with the consent of the Committee (which consent shall be granted in the sole discretion of the Committee), in shares of Common Stock already owned by the Participant (valued at their Applicable Value) or in any combination of cash or shares of Common Stock.

                  (e) Stockholder Rights. The Participant shall have no rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of the Options until a certificate or certificates evidencing such shares shall have been issued to the Participant, and no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.

                  (f) Limitation on Exercise. The Options shall not be exercisable unless the offer and sale of the shares of Common Stock subject thereto have been registered under the 1933 Act and qualified under applicable state "blue sky" laws, or the Company has determined that an exemption from registration under the 1933 Act and from qualification under such state "blue sky" laws is available. The Company may require, as a condition to exercise of an Option, that the Participant make certain representations and warranties as to the Participant's investment intent with respect to the Option Shares.

                  (g) Delivery of Certificate. As soon as practicable following the exercise of any Options, a Legended Certificate evidencing the appropriate number of shares of Common Stock issued in connection with such exercise shall be issued in the name of the Participant.

                  (h) Dividends and Distributions. Any shares of Common Stock or other securities of the Company received by the Participant as a result of a stock dividend or other distribution in respect of Option Shares shall be subject to the same restrictions as such Option Shares, and all references to Option Shares hereunder shall be deemed to include such shares of Common Stock or other securities.

                  4. Termination of Employment Provisions. Upon the Participant's termination of employment for any reason on or following the second anniversary of the Effective Date, the following provisions of this
Section 6 shall apply instead of Section 10 of the Plan.

                  (a) Company Call Right.

                  (i) Exercise of Call Right. If prior to the completion of an IPO the employment of the Participant with the Company and its Subsidiaries terminates for any reason, or an Involuntary Transfer occurs, the Company shall have a Call Right, exercisable for a period of 60 days after the date of such termination or Involuntary Transfer, with respect to all of the Option Shares beneficially owned by such Participant and his Permitted Transferees. The Company may exercise such Call Right by giving written notice thereof to the Participant or his Permitted Transferee, as the case may be, prior to the expiration of such 60-day period. The Company's Call Right shall become null and void subsequent to the completion of an IPO.

                  (ii) Purchase Price. With respect to any exercise of a Call Right under this Section 4(a), the purchase price per Option Share to be paid by the Company at the closing provided for in Section 8(c) shall be the Applicable Option Share Value, determined as of the first Valuation Date coincident with or following the date of termination of the Participant's employment or status or Involuntary Transfer (the "Termination Amount") less 20% of such Termination Amount (the "Remaining Amount").

                  (b) Participant Put Right.

                  (i) Exercise of Put Right. If prior to the completion of an IPO the employment of the Participant with the Company and its Subsidiaries terminates for any reason, the Participant (or, in the case of the Participant's death, his Beneficiary) shall have a Put Right, exercisable for a period of 60 days after the date of such termination, with respect to all of the Option Shares beneficially owned by such Participant and his Permitted Transferees. The Participant may exercise such Put Right by giving written notice thereof to the Company prior to the expiration of such 60-day period. The Participants' Put Rights shall be null and void subsequent to the completion of an IPO.

                  (ii) Purchase Price. The Put Right purchase price per Option Share to be paid by the Company at the closing provided for in this
         Section 4 shall be the Applicable Option Share Value, determined as of the first Valuation Date coincident with or following the date of termination of the Participant's employment or status (the "Termination Amount") less 20% of such Termination Amount (the "Remaining Amount").

                  (iii) Payment Limitations. Anything in this Plan to the contrary notwithstanding, if, at any time, the Board of Directors shall determine, subject to the written opinion of the Appraiser (as hereinafter defined) referred to below, the Company is not financially capable of making some or all of the aggregate payments to be made thereafter pursuant to the exercise of Put Rights (the "Put Right Payments"), the Company shall have the right to defer such Put Right Payments but only on the terms hereinafter provided in this Section 4. In the event that the Board of Directors shall have made such determination with respect to the Company's financial capability, the Board of Directors shall, if so requested in writing by at least two Participants within 10 business days of the date that notice of such determination is given (the "Request Period"), promptly retain an appraisal or investment banking firm, to be selected by one of the independent Directors and reasonably satisfactory to the Board of Directors (the "Appraiser"), to render a written opinion as to whether the Company has the financial capability to make any of, or any portion of, such Put Right Payments at such time as it would otherwise be required to make such Put Right Payments. If the Board's determination, or the Appraiser's written opinion, if so required, indicates that, at the time a Put Right Payment would otherwise be required to be made to a Participant, the Company would not have the financial capability to make any of the Put Right Payments that would otherwise then be required to be made, or shall have the financial capability to make only a portion of such Put Right Payments, then payments with respect to such Put Right Payments shall be made on the following basis: As of the first day following a determination by the Appraiser of lack of financial capability in respect of which Put Right Payments are required to be made or, if no request for an Appraiser's appraisal is made, on the day following the last day of the Request Period (each such date being hereinafter called a "Payout Date"), all unpaid amounts payable with respect to Put Rights exercised prior to such a date, aggregated (the "Aggregate Payable Amount"), shall be, and the amount payable to each Participant shall be determined by multiplying the full amount owing to such Participant as of such date by a fraction, the numerator of which shall be the amount that the Company, as indicated by the Board of Directors' determination or the Appraiser's written opinion, shall then be financially capable of paying (which may be zero if, as indicated by the Board of Directors' determination or the Appraiser's written opinion, the Company is not financially capable of making any of the Put Right Payments then otherwise required to be made) and the denominator of which shall be the Aggregate Payable Amount. Elections to exercise Put Rights (or portions thereof) not satisfied pursuant to such pro rata payment shall be deemed revoked, and the remaining Awards (or portions thereof) with respect thereto shall thereafter be subject to the provisions of the Plan as if a Put Right election had not been made, provided, however, that such Options will not be canceled pursuant to Section 8(a)(iv) of the Plan as a result of the expiration of such Options' term pursuant to Section 8(a)(iii) of the Plan. In acting pursuant to this Section 4, the Appraiser shall be entitled to the rights and immunities of an arbitrator.

                  (c) Election and Delivery Procedures.

                  (i) The closing of any exercise of any Call Right or Put Right pursuant to this Section 4 shall take place at the offices of the Company, or such other place as may be mutually agreed, not less than 15 nor more than 30 days after the Valuation Date coincident with or following the relevant termination of employment. The exact date and time of closing shall be specified by the party exercising such Call Right or Put Right.

                  (ii) At such closing (the "Closing"), the Participant (or, following the Participant's death, the Participant's Beneficiary or Beneficiaries) shall deliver certificates for the shares of Common Stock to be sold to the Company duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the Company duly executed, by such transferor, free and clear of any Encumbrances. The Company shall pay the Termination Amount less the Remaining Amount for shares of Common Stock; provided, however, that such payment may be deferred under the circumstances, and to the extent, provided for in Section 12 of the Plan.

                  (d) Holdback Payment. Upon the fifth anniversary of the Effective Date or, if earlier, upon the occurrence of an IPO, Sale of Stock or Sale of Assets, the Company shall promptly pay the Participant an amount in cash equal to the following:

                  (i) if the Applicable Management Share Value or the Applicable Option Share Value as of such date (the "Liquidity Value") is equal to or greater than the Applicable Management Share Value or the Applicable Option Share Value, respectively, as of the Valuation Date coincident with or immediately following the Participant's termination of employment (the "Termination Value"), then the Company shall promptly pay the Participant an amount in cash equal to the Remaining Amount multiplied by a fraction, the numerator of which is the Liquidity Value and the denominator of which is the Termination Value (the "Liquidity Event Fraction"); and

                  (ii) if the Liquidity Value is less than the Termination Value, then the Company shall promptly pay the Participant an amount in cash equal to the excess, if any, of the Remaining Amount over an amount equal to the Termination Amount multiplied by the Liquidity Event Fraction.

                  (e) Vesting of Options. If following a termination of employment as described in this Section 4, the Participant has not become a consultant to the Company on terms acceptable to the Company or a Director of the Company, his Options will be subject to the provisions in Sections 8 and 10 of the Plan. If, prior to or immediately following a termination of employment as described in this Section 4 the Participant becomes a Director of the Company or a consultant to the Company on terms acceptable to the Company, such position or status shall be considered employment with the Company for the purposes of the treatment of the Participant's Options under the Plan; any termination of such position or status shall be considered a termination of employment for the purposes of the treatment of the Participant's Options under the Plan.

                  5. Representations and Warranties.

                  (a) The Participant has been advised that the Options and Option Shares have not been registered under the 1933 Act and, therefore, cannot be resold unless they are registered or unless an exemption from registration is available. The Participant is acquiring the Options and Option Shares for his own account, for investment and not with a view to, or for resale in connection with, the distribution thereof, and the Participant has no present intention of selling, assigning, transferring, distributing or otherwise disposing of, or causing the sale, assignment, transfer, distribution or other disposition of, any thereof. In making the foregoing representation, the Participant is aware that he must bear the economic risk of an investment in the Options and Option Shares for an indefinite period of time since, in the view of the Commission, the statutory basis for exemption from registration under the 1933 Act would not be present if such representation meant merely that the Participant's current intention is to hold these securities only for the long-term capital gains period of the Code, or for a deferred sale, or for any fixed period in the future.

                  (b) The Participant has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the Options and Option Shares to be transferred hereunder and other related matters. The Participant represents and warrants that he has been furnished with and has carefully read the Plan and this Agreement, and that the Company has made available to the Participant or his agents all documents and information requested by him or on his behalf in connection with his investment in the Options and Option Shares and that he understands and has evaluated the merits and risks of an investment in the Options and Option Shares. In evaluating the suitability of an investment in such Option Shares, the Participant has not relied upon any other representations or other information (whether oral or written) made by or on behalf of the Company other than as contemplated by the two preceding sentences.

                  (c) The Participant is aware of and familiar with the restrictions imposed on the transfer of any Management Shares, including, without limitation, the restrictions contained in this Agreement and the Plan.

                  (d) The Participant represents that this Agreement has been duly executed and delivered by the Participant and constitutes a legal, valid and binding agreement of the Participant, enforceable against the Participant in accordance with its terms.

                  6. Participant's Waiver. The Participant hereby waives any and all rights he may have had with respect to the Old Options.

                  7. Miscellaneous.

                  (a) No Rights to Grants or Continued Employment. The Participant shall not have any claim or right to receive grants of Awards under the Plan. Neither the Plan or this Agreement nor any action taken or omitted to be taken hereunder or thereunder shall be deemed to create or confer on the Participant any right to be retained in the employ of the Company or any Subsidiary or other Affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Subsidiary or other Affiliate thereof to terminate the employment of the Participant at any time.

                  (b) Tax Withholding. The Company and its Subsidiaries shall have the right, prior to the delivery of any certificates evidencing shares of Common Stock to be issued pursuant to this Agreement, to require the Participant to remit to the Company any amount sufficient to satisfy any federal, state or local tax withholding requirements. Prior to the Company's determination of such withholding liability, the Participant may make an irrevocable election to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares of Common Stock that would otherwise be received by the Participant. Such election may be denied by the Committee in its discretion, or may be made subject to certain conditions specified by the Committee, including, without limitation, conditions intended to avoid the imposition of liability against the Participant under Section 16(b) of the 1934 Act. The Company and its Subsidiaries shall also have the right to deduct from all cash payments made pursuant to or in connection with any Award any federal, state or local taxes required to be withheld with respect to such payments.

                  (c) No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor this Agreement shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                  (d) 1934 Act. Notwithstanding anything contained in the Plan or this Agreement to the contrary, if the consummation of any transaction under the Plan or this Agreement would result in the possible imposition of liability to the Participant pursuant to Section 16(b) of the 1934 Act, the Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability, but in no event for a period in excess of 180 days.

                  (e) Restrictions on Transfer. Options shall not be transferrable except as specifically provided in the Plan or this Agreement.

                  8. Survival; Assignment,

                  (a) All agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the issuance to the Participant of the Options and any Option Shares and, notwithstanding any investigation heretofore or hereafter made by the Participant or the Company or on the Participant's or the Company's behalf, shall continue in full force and effect. Without the prior written consent of the Company, the Participant may not assign any of his rights hereunder except as permitted by the Plan or by will or the laws of descent and distribution. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the heirs and permitted successors and assigns of such party; and all agreements herein by or on behalf of the Company, or by or on behalf of the Participant, shall bind and inure to the benefit of the heirs and permitted successors and assigns of such parties hereto.

                  (b) The Company shall have the right to assign any of its rights and to delegate any of its duties under this Agreement to any of its Affiliates, provided, however, that such assignment shall not release the Company from any duty herunder which remains unfulfilled by such an assignee.

                  9. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to his attention at the mailing address set forth at the foot of this Agreement (or to such other address as the Participant shall have specified to the Company in writing) and, if to the Company, to the General Counsel of the Company. All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

                  10. Waiver. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

                  11. Entire Agreement; Governing Law. This Agreement and the other related agreements expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement, both as of the day and year first above written.

                                          KINETIC CONCEPTS, INC.

                                          By: /s/ Dennis E. Noll
                                              -----------------------------
                                             Name: Dennis E. Noll
                                             Title: Senior Vice President

                                          PARTICIPANT


                                          /s/ Raymond R. Hannigan
                                              -----------------------------
                                          Name:    Raymond R. Hannigan
                                          Address: 8023 Vantage Drive
                                                   San Antonio, TX 78230


        NUMBER OF           OPTION
     EXCHANGE OPTIONS        PRICE OLD DATE OF GRANT
          164,000            4.50    11/14/94
           12,000            6.75    05/15/95
           12,000           15.13    05/13/97
           12,000           16.50    05/15/96